Exhibit 99.1

news release

TENNECO AMENDS AND RESTATES ITS SENIOR CREDIT FACILITY

Lake Forest, Illinois, May 15, 2017 — Tenneco Inc. (NYSE: TEN) announced today that it has entered into an amendment and restatement to refinance its existing $1.464 billion senior credit facility with a new $2.0 billion senior credit facility. This refinancing, which closed earlier today, will enhance Tenneco’s financial flexibility by increasing the size and extending the term of its revolving credit facility and term loan facility.

The new senior credit facility consists of a $1.6 billion revolving credit facility and a $400 million term loan A facility, and replaces Tenneco’s former $1.2 billion revolving credit facility and $264 million term loan A facility. The revolving credit facility and the term loan A facility will each mature on May 12, 2022. The term loan A facility is payable in 20 consecutive quarterly installments, commencing September 30, 2017, with 5% being paid in each of the first two years, 7.5% in the third year, 10% in the fourth year and 72.5% in the final year. Proceeds from the new term loan A and revolving credit facilities will be used to refinance the loans outstanding under the prior senior credit facility, to pay fees and expenses relating to the refinancing transaction and for general corporate purposes.

“We are pleased to close on this refinancing, which increases the size and extends the maturity profile of our senior credit facility,” said Gregg Sherrill, chairman and CEO, Tenneco. “This new credit facility significantly enhances Tenneco’s financial flexibility and supports our continued investments to accelerate growth in both product lines.”

Tenneco expects to incur total fees and expenses of approximately $9 million in connection with the amendment and restatement. Those fees and expenses will be capitalized and amortized over the term of the credit facility. In addition, Tenneco expects to record approximately $1 million in non-recurring pre-tax charges related to refinancing the senior credit facility in the second quarter of 2017.

Tenneco is an $8.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 31,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:
Linae Golla	Bill Dawson
Investor inquiries	Media inquiries
847 482-5162	847 482-5807